                                                                    Exhibit 2.2


                          AGREEMENT AND PLAN OF MERGER


     THIS AGREEMENT AND PLAN OF MERGER (the "Merger Agreement") is made and entered into this 16th day of August, 1996, by and among Kent Consulting Group, Inc., a California corporation ("Company"), Les Kent, who is the sole stockholder of Company (the "Stockholder"), Kent Acquisition Corporation, a California corporation ("Merger Sub"), and Allin Communications Corporation, a Delaware corporation ("Parent").

                                   RECITALS:

     Company and Merger Sub propose to merge pursuant to this Merger Agreement, which provides for the statutory merger of Company with and into Merger Sub, with Merger Sub as the surviving corporation pursuant to the applicable laws of the State of California. Merger Sub is a wholly owned subsidiary of Parent. This Merger Agreement sets forth the representations and warranties made by Company, the Stockholder, Parent and Merger Sub in connection with the Merger, sets forth certain covenants and agreements of the parties, provides conditions to the obligations of the parties and sets forth other provisions relating to the Merger.

     NOW, THEREFORE, Parent, Merger Sub, Company and the Stockholder, in consideration of the agreements, covenants and conditions contained herein, hereby make the following representations and warranties, give the following covenants and agree as follows:


                                   ARTICLE I
                                     MERGER

     1.1 Merger. On the terms and subject to the conditions contained in this Merger Agreement, on the Closing Date and at the Effective Time (as defined in Sections 3.1 and 1.2, respectively) Company shall be merged with and into Merger Sub, which shall change its name to Company and the separate corporate existence of Company shall thereupon cease. Said merger is referred to herein as the "Merger." Merger Sub shall be the surviving corporation in the Merger and shall be governed by the California General Corporation Law (the "CCL"). The Merger shall have the effects specified in the CCL. From and after the Effective Time, Merger Sub is sometimes referred to herein as the "Surviving Corporation."

     1.2 Certificate of Merger. On the Closing Date, the parties hereto shall cause this Agreement and an Officer's Certificate ("Certificate of Merger") meeting the requirements of Section 1103 of the CCL, to be properly executed and filed in accordance with the CCL. The Merger shall be effective, for corporate law purposes, at the time and on the date of the filing of the Certificate of Merger in accordance with the CCL (the "Effective Time").

     1.3 Certificate of Incorporation. The Certificate of Incorporation of Merger Sub in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, except that the same shall be amended to change the name of the Surviving Corporation to that of Company.

     1.4 Bylaws. The Bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation.

     1.5 Officers. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation and will hold office until their successors are duly elected or appointed and qualify in the manner provided in the Certificate of Incorporation or

Bylaws of the Surviving Corporation or as otherwise provided by law, or until their earlier death, resignation or removal.

     1.6 Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and will serve until their successors are duly elected or appointed and qualify in the manner provided in the Certificate of Incorporation or Bylaws of the Surviving Corporation or as otherwise provided by law, or until their earlier death, resignation or removal.


                                   ARTICLE II
                              MERGER CONSIDERATION

     2.1 Conversion of Shares. The manner of converting the shares of the capital stock of Merger Sub and Company upon the Merger shall, by virtue of the Merger and without any action on the part of the holders thereof, be as follows:

      (a) The shares of Merger Sub common stock which shall be outstanding immediately prior to the Effective Time shall be converted into 100 shares of common stock of the Surviving Corporation.

      (b) Each of the 1,000 shares of common stock of Company, no par value per share (the "Shares" or "Company Common Stock"), outstanding immediately prior to the Effective Time (the "Converted Shares") shall be converted into the right to receive (i) a number of shares of common stock of Parent ("Parent Common Stock") equal to Three Million Two Hundred Thousand Dollars ($3,200,000) divided by the initial public offering price of the Parent Common Stock, (ii) a cash payment of Two Million Dollars ($2,000,000) and
    (c) a promissory note in the original principal amount of Two Million Eight Hundred Thousand Dollars ($2,800,000), such original principal amount to be subject to adjustment as provided below (the "Promissory Note"). One-half of the principal of the Promissory Note (as adjusted) shall be due and payable on the fifteenth (15th) day following the Determination Date (as defined in Section 2.3) (the "First Payment Date") and the balance of the principal of such Promissory Note (as adjusted) shall be due and payable on the six-month anniversary of the Determination Date (the "Second Payment Date"). Interest shall accrue on the outstanding adjusted principal balance of the Promissory Note (as finally determined) at a rate of 7% per annum compounded quarterly, and shall be due and payable on the First Payment Date and the Second Payment Date.

    The principal amount of the Promissory Note shall be adjusted on the Determination Date as follows:

 If the Average Operating              The Promissory Note shall be
 Income ("OI") for calendar year       reduced by an amount equal to:
 1997, 1998 and 1999 is:
 -------------------------------       --------------------------------------
1.  Less than $1,862,000,              1.  $1,862,000 minus average OI
    but greater than
    $1,762,000

2.  Less than or equal to              2.  2 x ($1,862,000 minus  average OI)
    $1,762,000, but greater
    than $1,662,000

3.  Less than or equal to              3.  3 x ($1,862,000 minus  average OI)
    $1,662,000, but greater
    than $1,552,000

4.  Less than or equal to              4.  4 x ($1,862,000 minus average OI)
    $1,552,000, but greater
    than $1,442,000

5.  Less than or equal to              5.  5 x ($1,862,000 minus  average OI)
    $1,442,000 but greater
    than $1,400,000

6.  Less than or equal to              6.  100% (note is cancelled)
    $1,400,000

  Notwithstanding the foregoing, if, prior to the Determination Date, (a) the Company is sold (whether by merger, sale of stock or sale of assets), or (b) Shareholder's employment with the Surviving Corporation is terminated without cause, the Promissory Note shall not be reduced and shall be paid to Shareholder in full at the closing of such sale, or the termination of such employment, as the case may be.

     (c) All of the Converted Shares, by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be cancelled and retired and shall cease to exist, and the holders thereof shall thereafter cease to have any rights with respect to the Converted Shares except to receive the merger consideration as provided in paragraph 2.1(b) above (the "Merger Consideration").

     (d) Each share of Company Common Stock, if any, held in the treasury of Company on the Closing Date shall be cancelled and retired and shall cease to exist, and no consideration shall be paid with respect thereto.

     2.2 Operating Income. For purposes of this Agreement, "Operating Income" (or "OI") for each calendar year shall mean the consolidated income (loss) of Surviving Corporation and its subsidiaries, if any, after deduction for all expenses (not including interest expenses except for interest expenses which are incurred in connection with an acquisition by Surviving Corporation), charges and reserves of Surviving Corporation and its subsidiaries for such year (including without limitation profit sharing, bonus expense and all compensation paid to Shareholder in his capacity as an employee of Surviving Corporation, including but not limited to, the base salary or incentive bonus paid to Shareholder pursuant to any employment agreement between the Surviving Corporation and Shareholder), but before provision for all Federal, state and local income taxes for such year, determined in accordance with generally accepted accounting principles consistently applied from year to year, and provided that in making such determinations:

         (i) no income or expense shall be included in respect of any "extraordinary items", as such item is defined in Paragraphs 21 and 22 of APB Opinion No. 9, notwithstanding that such accounting bulletin has been superseded, it being agreed that for purposes of this Agreement APB Opinion No. 9 shall be deemed operative; provided, however, in no case shall the write-off of bad debts be deemed an extraordinary item;

         (ii) intercompany management charges or overhead charges between Parent and its Affiliates (the "Parent Group") and Surviving Corporation shall not be treated as an expense or other charge; provided, however, that all charges between and among members of the Parent Group for services requested at rates agreed between the President (or other authorized executives) of such companies shall be treated as an expense;

         (iii) neither the proceeds from nor any dividends or refunds with respect to, any life insurance policy under which Surviving Corporation is the named beneficiary or otherwise entitled to recovery, shall be included as income;

         (iv) any write-off or amortization or depreciation of goodwill or other intangible assets arising out of the merger contemplated hereunder shall not be treated as an expense, except that the amortization of the Marketing Agreement between Surviving Corporation and Vision Network Systems shall be treated as an expense;

         (v) any write-off of the following intangible assets shall not be treated as an expense: goodwill, covenants not to compete, client lists and work force; and

         (vi) any losses which give rise to an indemnity payment pursuant to the indemnification provisions of Article XI below and which are fully assumed by the Stockholder or as to which the Stockholder has fully reimbursed (by offset or otherwise) the appropriate Indemnified Parties shall not be treated as an expense, and there shall be excluded from income any amount received by any Indemnified Party pursuant thereto.

     2.3  Accounting Procedures.

         (i) For each of calendar years 1997, 1998 and 1999, Arthur Andersen & Company, or such other independent accounting firm then auditing the books of Surviving Corporation (the "Accountants") shall prepare a report containing an audited consolidated balance sheet of Surviving Corporation and its subsidiaries, if any, and a related consolidated statement of income for the twelve months then ended, prepared in accordance with generally accepted accounting principles consistently applied, together with a statement setting forth for the period under examination the calculation of Operating Income, the average of the Operating Income for each of calendar years 1997, 1998 and 1999 ("Average Operating Income") and all other adjustments required to be made to such audited financial statements in order to make the calculation of Average Operating Income and the Promissory Note adjustment required under this Article II (the "Determination"). A copy of the Determination shall be delivered to the Stockholder not later than March 31, 2000.

         (ii) If the Stockholder does not agree that the Determination delivered pursuant to clause (i) above correctly states the adjustment to be made to the Promissory Note, the

     Stockholder shall promptly (but not later than 60 days after the delivery of such Determination) give written notice to Parent of any exceptions thereto (in reasonable detail describing the nature of the disagreement asserted). If the Stockholder and Parent reconcile their differences, the Determination shall be adjusted accordingly and shall thereupon become final and conclusive upon all of the parties hereto and enforceable in a court of law. If the Stockholder and Parent are unable to reconcile their differences in writing within 20 days after written notice of exceptions is received by Parent, the items in dispute shall be submitted to the Pittsburgh office of Price Waterhouse or its successors (the "Arbitrator") for final determination, and the Determination shall be deemed adjusted in accordance with the determination of the Arbitrator and shall become final and conclusive upon all of the parties hereto and enforceable in a court of law. The Arbitrator shall consider only the items in dispute and shall be instructed to act within 30 days to resolve all items in dispute. If the Stockholder does not give notice of any exception within 60 days after the delivery of the Determination or if the Stockholder gives written notification of his acceptance of the Determination prior to the end of such 60 day period, such Determination shall thereupon become final and conclusive upon all the parties hereto and enforceable in a court of law. The date on which the notification becomes final and binding on all parties shall be referred to herein as the "Determination Date."

         (iii) In the event the Arbitrator shall have, at any time during the period it might be called upon to determine a dispute under this Section 2.3, performed auditing or other services for Parent (other than as an arbitrator in other dispute proceedings) or the Stockholder, or for any other reason is unable or unwilling to perform the services required of it under this Section, then Parent and the Stockholder agree to select another accounting firm from among the six largest accounting firms in the United States in terms of gross revenues to perform the services to be performed under this Section 2.3 by the Arbitrator. If Parent and the Stockholder fail to select another accounting firm within 15 days after it is determined that the Arbitrator will not perform the services required, either Parent or the Stockholder may request the American Arbitration Association in New York to appoint an independent firm of certified public accountants of recognized national standing to perform the services required under this Section 2.3 by the Arbitrator. For purposes of Article II the term "Arbitrator" shall include such other accounting firm chosen in accordance with this clause (iii).

         (iv) The Arbitrator shall determine the party (i.e., Parent or the Stockholder, as the case may be) whose asserted positions before the Arbitrator are in the aggregate further from the aggregate resolutions determined by the Arbitrator, which non-prevailing party shall pay the fees and expenses of the Arbitrator.

     2.4 Examination of Books and Records. The books and records of Company and Surviving Corporation shall be made available during normal business hours upon reasonable advance notice at the principal office of Company, to Parent, the Stockholder and to the Arbitrator (or if applicable, such other accounting firm selected in accordance with Section 2.3 above.)

     2.5 Covenant of Parent. Unless Parent pays in full the amount then outstanding under the Promissory Note, Parent shall not during the period that the Promissory Note is outstanding, intentionally take any action which it knows or should have known would have a materially adverse effect on Operating Income for any calendar year or on Average Operating Income.

     2.6 Net Income. The Stockholder shall be entitled at the Closing to retain eighty percent (80%) of the Operating Income earned by the Company during the period from June 1, 1996, through the Closing Date. If cash on hand at the Closing is sufficient to pay such amount to Stockholder, such amount shall be paid to Stockholder out of cash on hand at the Closing. If cash on hand at the Closing is not sufficient to pay such amount to Stockholder, then such insufficiency shall be paid to Stockholder by Parent in cash.

     2.7 Accounts Receivable. If on the Closing Date, (a) the amount determined by dividing the aggregate outstanding accounts receivable as of the Closing Date by gross sales for the month immediately preceding the Closing Date is greater than (b) the amount determined by dividing the average of the outstanding accounts receivable during the six-month period preceding the Closing Date by the average monthly gross sales for the six-month period preceding the Closing Date, then the cash portion of the Merger Consideration shall be reduced by an amount equal to the difference between the amount determined pursuant to 2.7(a) and the amount determined pursuant to 2.7(b). For purposes of this Section 2.7, any amounts due and owing by Parent or any affiliate of Parent to Company, shall be treated as having been paid, whether or not such amounts have actually been paid.

     2.8 Grant of Stock. Parent agrees to make available to key employees of Surviving Corporation, pursuant to and in accordance with Parent's 1996 Stock Plan, a number of shares of Parent Common Stock equal to $400,000 divided by the initial public offering price of the Parent Common Stock. Such shares of Parent Common Stock shall vest in each such key employee on the third anniversary of the Closing Date ("Vesting Date"), provided that such Parent Common Stock shall not vest unless the key employee to whom such Parent Common Stock was granted is still employed by Surviving Corporation on the Vesting Date.


                                  ARTICLE III
                                    CLOSING

     3.1 Time and Place of the Closing. Subject to and after the fulfillment or waiver of the conditions set forth in Articles VIII and IX, the closing of the Merger shall take place at the offices of Eckert Seamans Cherin & Mellott, 600 Grant St., 42nd Floor, Pittsburgh, Pennsylvania, at 10:00 a.m., no later than five (5) business days following of the consummation of the initial public offering of shares of common stock by Parent, or such other date, time and place as the parties may agree. In this Merger Agreement, such event is referred to as the "Closing" and such date and time are referred to as the "Closing Date."


                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES
                         OF COMPANY AND THE STOCKHOLDER

     To induce Merger Sub and Parent to enter into this Merger Agreement and to consummate the transactions contemplated hereunder, Company and the Stockholder jointly and severally make the following representations and warranties, which representations and warranties shall survive the Closing:

     4.1  Organization, Power and Authority; Subsidiaries.

         4.1.1 Company. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and has all requisite corporate power and authority (i) to own or lease its properties and to carry on its business as it is now being conducted; (ii) to enter into this Agreement; and (iii) to carry out the other transactions and agreements contemplated hereby. Company is duly qualified to transact business as a foreign corporation and is in good standing in each of the jurisdictions set forth on Schedule 4.1, which are all of the jurisdictions in which its business or property is such as to require that it be thus qualified. Company does not own, directly or indirectly of record or beneficially, or have any right to acquire any capital stock or equity interest, investment or partnership interest in any corporation, partnership, joint venture, association or other entity and has no right or ability to control the management of any corporation, partnership, joint venture, association or other entity, whether by agreement or otherwise.

         4.1.2 The Stockholder. The Stockholder owns the number of shares of Company Common Stock set forth on Schedule 4.1.2, and all such shares are owned free and clear of all claims, liens, mortgages, pledges, security interests, assessments, restrictions, encumbrances or charges of any kind (collectively, "Liens").

     4.2 Due Authorization; Binding Obligation; No Violations; Consents. Company has full power, authority and capacity to enter into this Merger Agreement and carry out its obligations hereunder. Stockholder has full power, authority and capacity to enter into this Merger Agreement and to carry out his obligations hereunder. The execution, delivery and performance of this Merger Agreement and each of the other agreements, instruments and documents contemplated hereby and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action of Company. This Merger Agreement has been duly executed and delivered by Company and the Stockholder and is a legal, valid and binding obligation of Company and the Stockholder, enforceable in accordance with its terms. The execution, delivery and performance of this Merger Agreement by Company and the Stockholder does not, and the consummation of the transactions contemplated herein do not and will not, (i) violate any provision of the charter or bylaws of Company; (ii) violate or conflict with any federal, state or local law, statute, ordinance, rule, regulation or any decree, writ, injunction, judgment or order of any court or administrative or other governmental body or of any arbitration award which is either applicable to, binding upon or enforceable against Company, the Stockholder or the Converted Shares; (iii) violate, conflict with, result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right to terminate, amend, modify, abandon or accelerate, any mortgage, contract, agreement, lease, license, indenture, will, trust or other instrument which is either binding upon or enforceable against Company, the Stockholder, or the Converted Shares; (iv) violate any legally protected right arising in the operation of the business of Company of any person or entity or give to any person or entity (including in each case any stockholder) a right or claim against Parent, the Surviving Corporation or the Converted Shares, (v) result in or require the creation or imposition of any Lien upon or with respect to the Converted Shares or property of Company; or (vi) except as set forth on Schedule 4.2, require the consent, approval or authorization of, or the registration, recording, filing or qualification with, or notice to, or the taking of any other action in respect of, any governmental authority or any other person or entity (other than the filing of the Certificate of Merger with the Secretary of State of the State of California).

     4.3 Capital Structure; Ownership. The authorized capital stock of Company consists solely of 1,500 shares of Company common stock, no par value per share, of which 1,000 shares are issued and outstanding. Stockholder is the sole shareholder of the Company, and holds all of the issued and outstanding capital stock of the Company. No options, warrants, convertible debt or other rights to acquire any equity interest in Company whether upon exchange for or conversion of other securities or otherwise, are outstanding or will be granted and no Shares will be issued between the date hereof and the Effective Time. All of the outstanding Shares are duly authorized, validly issued, fully paid and non-assessable, and have been offered, issued, sold and delivered free of preemptive rights or rights of first refusal and in compliance with applicable federal and state securities laws. No stock appreciation rights, phantom shares, cash performance units or other similar rights have been issued by Company. At the Effective Time, the Shares shall be free and clear of all Liens.

     4.4 Financial Statements. Company and the Stockholder previously have furnished to Parent the following financial statements of Company, including the notes pertaining thereto (the "Financial Statements"):

         (a) The audited balance sheets as of December 31, 1993, 1994 (for Vision Network Systems) and 1995 (for Company) and the related statements of operations, cash flows and changes in stockholders' equity (including the related notes) for each of the three years ended December 31, 1993, 1994 and 1995; and

         (b)  The balance sheet as of June 30, 1996, as set forth on Schedule
     4.4 (the "Last Balance Sheet") and the related consolidated statements of operations, cash flows and changes in stockholders' equity (including the notes thereto, if any) for the six months ended June 30, 1996, which are unaudited.

The Financial Statements present fairly and are true, correct and complete statements of the financial position of Company at each of the said balance sheet dates and the results of operations for each of the said periods covered, and they have been prepared in accordance with generally accepted accounting principles consistently applied and have been certified by the Chief Financial Officer of Company to such effect. The books and records of Company properly and accurately reflect all transactions, properties, assets and liabilities of Company.

     4.5 Liabilities. Company has no liability or obligation, either accrued, absolute, contingent or otherwise, except: (i) to the extent reflected in or taken into account in determining net worth in the Last Balance Sheet and not heretofore paid or discharged; (ii) to the extent specifically set forth in
Schedule 4.5; or (iii) liabilities incurred since June 30, 1996 and related to the conduct of business activities of Company in the ordinary course during the period since that date, none of which are material to the business or financial condition of the Company.

     4.6  Tax Matters.

         4.6.1 Company has timely filed all tax returns and reports required to be filed by it, including all federal, state, local and foreign tax returns, and has paid in full or made adequate provision by the establishment of reserves for all taxes and other charges, including estimated taxes, which have become due. All tax returns and reports have been prepared in accordance with applicable laws and accurately reflect the taxable income (or other measure of tax) and tax liability of Company for the applicable period. There is no tax deficiency proposed or threatened against Company. There are no tax liens upon any property or assets of Company. Company has made all payments of estimated taxes when due in amounts sufficient to avoid the imposition of any penalty or established adequate reserves on its books in respect thereof to cover the amount of such estimated taxes, together with interest and penalties thereon. Company has delivered to Parent true and complete copies of all federal and state tax returns filed by Company in the past three years.

         4.6.2 All taxes and other assessments and levies which Company was required by law to withhold or to collect have been duly withheld and collected, and have been paid over to the proper governmental authority or are being held by Company in a separate bank account for such payment. All such withholdings and collections and all other payments due in connection therewith as of the date of the Last Balance Sheet are duly reflected on the Last Balance Sheet.

         4.6.3 None of the federal, state or local income tax returns of Company have been closed by applicable statute or examined by any applicable tax authorities. There are no outstanding agreements or waivers extending the statute of limitations applicable to any federal, state or local income, sales, use or similar tax returns of Company for any period.

     4.7 Real Estate.

         4.7.1 Company does not own any real property or any interest therein except as set forth on Schedule 4.7.1 (the "Owned Properties").

         4.7.2 Company does not hold any leasehold interest in any real property except as set forth on Schedule 4.7.2 (the "Leasehold Premises"). An accurate and complete copy of each lease agreement with respect to the properties described on Schedule 4.7.2, including all amendments thereto and modifications thereof (collectively, the "Leases") has been delivered to Parent prior to the date hereof. Schedule 4.7.2 also sets forth a description of the nature and amount of all Liens on Company's interests in the Leasehold Premises, and to the best knowledge of the Company and the Stockholder, on the underlying real property and all improvements to and buildings thereon (including any environmental Liens). The Leases are in full force and effect, Company is not in default or breach under any Lease and no event has occurred which with the passage of time or the giving of notice or both would cause a material breach of or default under any Lease. To the knowledge of Company, there is no breach or anticipated breach of any Lease by any other party to such Lease.

         4.7.3 Company owns the Owned Properties and has valid leasehold interests in the Leasehold Premises, free and clear of any Liens, covenants and easements or title defects of any nature whatsoever, except for (i) Liens set forth on Schedule 4.7.3, (ii) Liens for real estate taxes not yet due and payable; and (iii) such imperfections of title and encumbrances, if any, as are not material in character, amount or extent and do not detract from the value, or interfere with the present use of such properties or otherwise impair business operations in any respect (collectively, "Permitted Encumbrances").

         4.7.4 The portions of the buildings located on the Leasehold Premises that are used in Company's business and the buildings located on the Owned Properties are each in good repair and condition, normal wear and tear excepted, and are in the aggregate sufficient to satisfy Company's current and reasonably anticipated business activities as conducted thereat.

         4.7.5 Each of the Leasehold Premises and Owned Properties: (i) has direct access to public roads or access to public roads by means of an access easement (which access easement is perpetual, in the case of each of the Owned Properties, and for at least the remaining term of the Lease and any renewal periods, in the case of each of the Leasehold Premises), such access being sufficient to satisfy the current normal day-to-day transportation requirements of Company's business as presently conducted at such parcel; and
  (ii) is served by all utilities in such quantity and quality as are sufficient to satisfy the current business activities as conducted at such parcel.

         4.7.6 Company has not received notice of (i) any condemnation proceeding with respect to any portion of the Leasehold Premises or Owned Properties or any access thereto, and, to the best knowledge of Company and the Stockholder, no such proceeding is contemplated by any governmental authority; or (ii) any special assessment which may affect any of the Leasehold Premises or Owned Properties, and, to the best knowledge of the Company, and the Stockholder, no such special assessment is contemplated by any governmental authority.

     4.8  Good Title to and Condition of the Assets.

         4.8.1 Company has good and marketable title to all of its properties and assets (other than the Leasehold Premises and personal property which is leased by Company), whether real, personal or mixed, tangible or intangible, wherever located (collectively, the "Assets"), free and clear of any Liens other than Permitted Encumbrances.

         4.8.2 The Fixed Assets (as hereinafter defined) of Company currently in use or necessary for its business are in good operating condition, normal wear and tear excepted. For purposes of this Merger Agreement, the term "Fixed Assets" means all buildings, machinery, equipment, tools, supplies, leasehold improvements, construction in progress, furniture and fixtures of Company.

         4.8.3 The inventory of Company (the "Inventory") consists of items of a quality and quantity usable and salable in the ordinary course of Company's business and, at an aggregate value not less than the aggregate values at which such items are carried on their books. The values of the inventory on the Last Balance Sheet fairly represent the fair market value of such inventory. The inventory as reflected on the Last Balance Sheet does not include any unreasonable accumulation of slow-moving inventory or inventory of below standard quality. All of the inventory of Company is located on the Owned Premises or the Leased Premises.

     4.9 Receivables. The accounts receivable of Company ("Receivables") are valid and legally binding, represent bona fide transactions and arose in the ordinary course of business of Company. The Receivables reflected on the Last Balance Sheet are collectible in the full amount stated, within forty-five (45) days of the Closing Date, net of any allowance for doubtful accounts. For purposes of this Merger Agreement, the term "Receivables" means all receivables of Company, regardless of where set forth on the balance sheet, including all trade account receivables arising from sales or rental of inventory in the ordinary course of business, notes receivable, and insurance proceeds receivable.

     4.10 Licenses and Permits. Company possesses all licenses and required governmental or official approvals, permits or authorizations for the business and operation of each of Company, the Owned Properties and each of the Leasehold Premises (collectively, the

"Permits"). All Permits are valid and in full force and effect. Company is in compliance with all requirements of the Permits, and no proceeding is pending or threatened to revoke or amend any of the Permits. Except as set forth on
Schedule 4.10, none of the Permits is or will be impaired or in any way affected by the execution and delivery of this Merger Agreement or the consummation of the transactions contemplated hereby.

     4.11 Adequacy of the Assets; Relationships with Customers and Suppliers. The Assets constitute, in the aggregate, all of the property necessary for the conduct of the business of Company in the manner in which and to the extent to which it is currently being conducted. Company does not know of any written or oral communication, fact, event or action which exists or has occurred prior to the date hereof which indicates that:

         4.11.1 any current customer of Company which accounted for over 10% of the total revenue of Company for the year ended December 31, 1995, will terminate its business relationship with Company; or

         4.11.2 any current supplier to Company of items essential to the conduct of its business, which items cannot be replaced by Company at comparable cost to Company and the loss of which would have an adverse effect on the business or operations of Company, will terminate its business relationship with Company. Neither Company nor any of its affiliates, as such term is defined in Rule 405 promulgated under the Securities Act of 1933, as amended (the "1933 Act"), has any direct or indirect interest in any customer, supplier or competitor of Company, or in any person or entity from whom or to whom Company leases real or personal property, or in any person with whom Company is doing business. Company is not restricted by agreement from carrying on its business anywhere in the world.

     4.12  Documents of and Information with Respect to Company.

         4.12.1 Schedule 4.12 is an accurate and complete list of the following: (i) each policy of insurance in force with respect to the Assets of Company and each of the performance or other surety bonds maintained by Company in the conduct of its business; (ii) each loan, credit agreement, guarantee, security agreement or similar document or instrument to which Company is a party or by which it is bound; (iii) each lease of personal property to which Company is a party or by which it is bound; (iv) any other agreement, contract or commitment to which Company is a party or by which it is bound which involves a future commitment by Company in excess of $5,000;
  (v) the name and current annual salary of each officer or other employee of Company and the profit sharing, bonus or any other form of compensation (other than salary) paid or payable by Company to or for the benefit of each such person for the year ended December 31, 1995, and any employment or other agreement of Company with any of their officers or employees; (vi) the names of the directors of Company; (vii) the name of each bank in which Company has an account or safe-deposit box, the name in which the account or box is held, the account number and the names of all persons authorized to draw thereon or to have access thereto; and (vii) a list of powers of attorney granted by or on behalf of Company. Company has previously furnished Parent with an accurate and complete copy of each such agreement, contract or commitment listed in Schedule 4.12. There has not been any breach of or default in any obligation to be performed by Company under any such instrument or, to the knowledge of Company, in any obligation to be performed by any other party to such instrument. All of such instruments to which Company is a party are valid, binding and enforceable against Company and in full force and effect in accordance with their respective terms. None of such instruments will expire or be terminated or be subject to any modification of terms or conditions upon consummation of the Merger.

         4.12.2 Company carries insurance which is substantially comparable in character and amount to that carried by other companies engaged in similar businesses, with reputable insurers, covering all of its assets, properties and businesses, and has provided all required performance or other surety bonds. All premiums and other payments which have become due under each policy of insurance listed on Schedule 4.12 have been paid in full, all of such policies are in full force and effect and Company has not received notice from any insurer, agent or broker of the cancellation of, or any increase in premium with respect to, any of such policies or bonds. Except as set forth on Schedule 4.12, Company has not received any notification from any insurer, agent or broker denying or disputing any claim made by Company or denying or disputing any coverage for any such claim or the amount of any claim. Company does not have any claim against any of its insurers under any of such policies pending or anticipated and there has been no occurrence of any kind which could give rise to any such claim.

     4.13 Litigation. There are no actions, suits, claims, governmental investigations or arbitration proceedings pending or threatened against or affecting Company, the Converted Shares, the Assets or the liabilities of Company or which question the validity or enforceability of this Merger Agreement or any action contemplated herein. There is no basis for any of the foregoing. There are no outstanding orders, decrees or stipulations issued by any federal, state, local or foreign judicial or administrative authority in any proceeding to which Company is or was a party or which affect the Converted Shares, the Assets or the liabilities of Company or any of the transactions contemplated hereby.

     4.14 Records. Company's records are accurate and complete in all material respects and there are no material matters as to which appropriate entries have not been made in such records. A record of all action taken by the Stockholder and the board of directors of Company and all minutes of their respective meetings are contained in the minute books of Company and are accurate and complete. The record books and stock ledgers of Company contain an accurate and complete record of all issuances, transfers and cancellations of shares of capital stock of Company.

     4.15 No Material Adverse Change. Since the date of the Last Balance Sheet, there has not been (i) any change in the business or properties of Company or in the financial condition of Company, other than changes occurring in the ordinary course of business which have not had a Material Adverse Effect; or (ii) any threatened or prospective event or condition of any character whatsoever which could materially adversely affect the Converted Shares or have a Material Adverse Effect. "Material Adverse Effect" when used in this Merger Agreement, shall mean that the fact, event or occurrence being measured in reference to such standard would have a material adverse effect on the business, properties, financial condition or results of operations of the Company.

     4.16 Absence of Certain Acts or Events. Since the date of the Last Balance Sheet, Company has not (i) authorized or issued any capital stock or other securities; (ii) declared or paid any dividend or made any other distribution of or with respect to its capital stock or other securities, or purchased or redeemed any of its capital stock or other securities; (iii) paid any bonus or increased the rate of compensation of any of its employees other than in the ordinary course of business; (iv) sold or transferred any of its assets other than in the ordinary course of business; (v) made or obligated itself to make capital expenditures aggregating more than $5,000 other than in the ordinary course of business; (vi) incurred any material obligations or liabilities (including any indebtedness) or entered into any material transaction, except for this Merger Agreement, and the transactions contemplated hereby; (vii) suffered any theft, damage, destruction or casualty loss in excess of $5,000; (viii) waived any right of material value; (ix) suffered any extraordinary losses; (x) made or adopted any change in its accounting practice or policies; (xi) made any adjustment to its books and records other than in respect of the conduct of its business activities in the ordinary course during the period since June 30, 1996; or (xii) made any loan or advance other than advances to employees in the ordinary course of business.

     4.17  Compliance with Laws.

         4.17.1 Company is in compliance with all laws, regulations and orders applicable to it, the Converted Shares or the Assets (including the Internal Revenue Code of 1986, as amended (the "Code") and ERISA, as defined in Section 4.20). Company has not been cited, fined or otherwise notified of any asserted past or present failure to comply with any laws, and to the best knowledge of Company and the Stockholder, no proceeding with respect to any such violation is contemplated.

         4.17.2 Neither Company, nor any employee of Company has made any payment of funds in connection with the business of Company prohibited by law, and no funds have been set aside to be used in connection with the business of Company for any payment prohibited by law.

         4.17.3 Company is and at all times has been in full compliance with the terms and provisions of the Immigration Reform and Control Act of 1986 (the "Immigration Act"). With respect to each Employee (as defined in 8 C.F.R. 274a.1(f)) of Company for whom compliance with the Immigration Act by Company as Employer is required, Company shall have supplied to Parent an accurate and complete copy of (i) each Employee's Form I-9 (Employment Eligibility Verification Form) and (ii) all other records, documents or other papers prepared, procured and/or retained by Company pursuant to the Immigration Act. Company has not been cited, fined, served with a Notice of Intent to Fine or with a Cease and Desist Order under the Immigration Act, nor has any action or administrative proceeding been initiated or threatened against Company by reason of any actual or alleged failure to comply with the Immigration Act.

     4.18  Environmental Matters.

         4.18.1 Company has not (i) transported, stored, handled, treated or disposed of, or allowed or arranged for any third parties to transport, store, handle, treat or dispose of, Hazardous Substances or other waste to or at any location other than a site lawfully permitted to receive such Hazardous Substances or other waste for such purposes, nor has it performed, arranged for or allowed by any method or procedure such transportation, storage, treatment or disposal in contravention of any laws or regulations or (ii) stored, handled, treated or disposed of, or allowed or arranged for any third parties to store, handle, treat or dispose of, Hazardous Substances or other waste upon property owned or leased by it, except as permitted by law. For purposes of this Section 4.18, the term "Hazardous Substances" shall mean and include the following: (A) any "Hazardous Substance," "Pollutant" or "Contaminant" as defined in the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601, et seq.,
                                                                      -- ---
  or the regulations promulgated thereunder ("CERCLA"); (B) any hazardous waste as that term is defined in applicable state or local law; (C) any substance containing petroleum, as that term is defined in Section

  9001(8) of the Resource Conservation and Recovery Act, as amended, 42 U.S.C.
  Section 6991(8), or in 40 C.F.R. Section 280.1; or (D) any other substance for which any governmental entity with jurisdiction over the Leasehold Premises or the Owned Properties requires special handling in its generation, handling, use, collection, storage, treatment or disposal.

         4.18.2 There has not occurred, nor is there presently occurring, a Release of any Hazardous Substance on, into or beneath the surface of any parcel of the Owned Properties or Leasehold Premises. For purposes of this
  Section 4.18, the term "Release" shall have the meaning given it in CERCLA.

         4.18.3 Company has not shipped, transported or disposed of, or allowed or arranged, by contract, agreement or otherwise, for any third parties to ship, transport or dispose of, any Hazardous Substance or other waste to or at a site which, pursuant to CERCLA or any similar state law, (i) has been placed on the National Priorities List or its state equivalent; or (ii) the Environmental Protection Agency or the relevant state agency has proposed or is proposing to place on the National Priorities List or its state equivalent. Company has not received notice, nor does it have knowledge of any facts which could give rise to any notice, that Company is a potentially responsible party for a federal or state environmental cleanup site or for corrective action under CERCLA or any other applicable law or regulation. Company has not submitted and was not required to submit any notice pursuant to Section 103(c) of CERCLA with respect to the Owned Properties or the Leasehold Premises. Company has not received any written or oral request for information in connection with any federal or state environmental cleanup site. Company has not been required to and has not undertaken any response or remedial actions or clean-up actions of any kind at the request of any federal, state or local governmental entity, or at the request of any other person or entity.

         4.18.4 Company does not use, and has not used, any Underground Storage Tanks (as defined below). There are not now nor have there ever been any Underground Storage Tanks on the Owned Properties or the Leasehold Premises. For purposes of this Section 4.18, the term "Underground Storage Tanks" shall have the meaning given it in the Resource Conservation and Recovery Act (42 U.S.C. Sections 6901 et seq.).
                        -- ---

         4.18.5 There are no laws, regulations, ordinances, licenses, permits or orders relating to environmental or worker safety matters requiring any work, repairs, construction or capital expenditures with respect to the assets or properties of Company. There are no violations of environmental law committed by Company relating to (i) the Owned Properties or the Leasehold Premises or any property or parcel adjacent to any of the foregoing, or (ii) Company's use of the Owned Properties or Leasehold Premises.

         4.18.6 Schedule 4.18.6 identifies (i) all environmental audits, assessments or occupational health studies undertaken by Company or its agents or, to the knowledge of Company, undertaken by governmental agencies relating to or affecting Company, or any of the Owned Properties or Leasehold Premises;
  (ii) the results of any groundwater, soil, air or asbestos monitoring undertaken by Company or its agents or, to the knowledge of Company, undertaken by governmental agencies relating to or affecting Company or any of the Owned Properties or Leasehold Premises; (iii) all written communications between Company or its respective representatives, on the one hand, and environmental agencies, on the other hand; and (iv) all citations issued under the Occupational Safety and Health Act (29

  U.S.C. Sections 651 et seq.) relating to or affecting Company or any of the
                      -- ---
  Owned Properties or Leasehold Premises.

         4.18.7 Schedule 4.7.1 identifies, to the knowledge of Company and the Stockholder, all prior uses of the Owned Properties.

     4.19 Labor Relations. Company is not a party to or bound by any collective bargaining agreement or any other agreement with a labor union, and there has been no effort by any labor union during the last five (5) years to organize any employees of Company into one or more collective bargaining units. There is not pending or threatened any labor dispute, strike or work stoppage which affects or which may affect the business of Company or which may interfere with the continued operation of its business. Neither Company, nor any agent, representative or employee of Company has committed any unfair labor practice as defined in the National Labor Relations Act, as amended, and there is not now pending or threatened any charge or complaint against Company by or with the National Labor Relations Board or any representative thereof. There has been no strike, walkout or work stoppage involving any of the employees of Company. Neither Company nor any Stockholder is aware that any executive or key employee or group of employees has any plans to terminate his, her or their employment with Company.

     4.20  Employee Benefits.  The only "employee benefit plan", as defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") maintained by the Company is the Kent Consulting Group, Inc. 401(k) Profit Sharing Plan (the "401(k) Plan"), and the Company does not, and has not for the five preceding calendar years, sponsored, maintained or contributed to any other "employee benefit plan". With respect to the 401(k) Plan, the Company has complied in all respects with all applicable laws. The Plan has been determined by the Internal Revenue Service ("IRS") to be qualified under section 401(a) of the Code and no event has occurred or condition exists which is likely to adversely affect such determination. With respect to the Plan, all employer contributions (including any contributions to any trust account or payments due under any life insurance policy) previously declared or otherwise required by law or contract to have been made have been paid and all employer contributions (including any contributions to any trust account or payments due under any life insurance policy) accrued have been paid as required by law or contract.

     4.21 Computer Programs and Software. All computer programs and software currently being used in the business of Company (the "Software") are owned by Company or held under valid license agreements. Company has not licensed anyone to use any of the Software nor does Company have knowledge of any infringing use of the Software or claim of infringing use. The Software is sufficient for the conduct of the business of Company as now operated.

     4.22 Brokers. Neither the Stockholder nor Company has paid or become obligated to pay any fee or commission of any broker, finder or intermediary for or on account of the transactions provided for in this Merger Agreement.

     4.23 Intellectual Property. Set forth on Schedule 4.23 is a list of all trade names, assumed names, service marks and trademarks, logos, patents, copyrights, rights and applications therefor and other intellectual property of Company, including without limitation, trade secrets, technology, know-how, formulae, designs, drawings, computer software, slogans, and operating rights, and all registrations and filings thereof ("Intellectual Property"). Company holds all Intellectual Property or other intellectual properties which it uses in its business free and clear of all Liens and requires no rights in such properties that it does not have to conduct its business as presently conducted. No proceedings have been instituted or are pending or threatened or, to the knowledge of Company and the Stockholder, contemplated which assert the invalidity, abuse, misuse or unenforceability of any such rights, and there are no grounds for the same. Except as disclosed in
Schedule 4.12 or Schedule 4.23, Company has not licensed anyone to use any Intellectual Property. Neither Company nor the Stockholder has knowledge of the infringing use of such proprietary rights by any other person. Neither Company nor any Stockholder has received a notice of conflict with the asserted rights of others. The conduct of the business of Company has not infringed any asserted rights of others.

     4.24 Business Locations. As of the date hereof, Company does not have any office or place of business other than as identified on Schedules 4.7.1 and
4.7.2. Company's principal place of business and its chief executive offices (as such term is used in subsection 9-401 of the Uniform Commercial Code as enacted in the State of California as of the date hereof) are indicated on
Schedule 4.24, and all locations where Company's equipment, inventory, chattel paper and books and records are located as of the date hereof are fully identified on Schedules 4.7.1 and 4.7.2.

     4.25 Names; Prior Acquisitions. All names under which Company does business as of the date hereof are identified on Schedule 4.25. Except as set forth on Schedule 4.25, Company has not changed its name or used any assumed or fictitious name, or been the surviving entity in a merger, acquired any business or changed its principal place of business or chief executive office within the last six (6) years.

     4.26 Accuracy of Information Furnished by Company. No representation, statement or information made or furnished by Company or the Stockholder to Merger Sub or Parent, including those contained in this Agreement and the other information and statements referred to herein and previously furnished by Company or the Stockholder pursuant hereto, contains or shall contain any untrue statement of a material fact or omits or shall omit any material fact necessary to make the information contained herein or therein not misleading.

     4.27 Franchising. Company is not a franchisor in any franchising relationship and does not have any franchisees (as such terms are defined under federal laws, rules or regulations or the laws, rules or regulations of any state). If and to the extent any activities of Company may have constituted the offering of a franchise, Company has fully complied with all applicable laws, rules and regulations with respect thereto, including any registration requirements of any state or other jurisdiction.


                                   ARTICLE V
            REPRESENTATIONS AND WARRANTIES OF MERGER SUB AND PARENT

     To induce Company and the Stockholder to enter into this Merger Agreement and to consummate the transactions contemplated hereunder, Merger Sub and Parent jointly and severally make the following representations and warranties, which representations and warranties shall survive the Closing:

     5.1 Organization, Power and Authority of Merger Sub and Parent. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Each of Merger Sub and Parent has all requisite corporate power and authority to enter into this Merger Agreement and all other agreements, instruments and documents contemplated hereby and to perform its obligations hereunder and thereunder.

     5.2 Due Authorization; Binding Obligation; No Violations. The execution, delivery and performance of this Merger Agreement and all other agreements, instruments and documents contemplated hereby and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action of Merger Sub and Parent. This Merger Agreement has been duly executed and delivered by Merger Sub and Parent and is a valid and binding obligation of Merger Sub and Parent, enforceable against them in accordance with its terms. Neither the execution and delivery of this Merger Agreement nor the consummation of the transactions contemplated hereby will: (i) violate any provision of the certificate of incorporation or bylaws of Merger Sub or Parent;
(ii) violate any federal, state or local law, statute, ordinance, rule, regulation or any decree, writ, injunction, judgment or order of any court or administrative or other governmental body or of any arbitration award which is either applicable to, binding upon or enforceable against Merger Sub or Parent; or (iii) require the consent, approval or authorization of, or the registration, recording, filing or qualification with, or notice to, or the taking of any other action in respect of, any governmental authority or any other person or entity (other than the filing of the Certificate of Merger with the Secretary of State of the State of California).

     5.3 Reasonable and Adequate Capital. It is the intention of Parent and Merger Sub that the Surviving Corporation shall have an amount of capital which is reasonable in light of the business purposes of the Surviving Corporation, and adequate to enable Surviving Corporation to achieve its business purposes.


                                   ARTICLE VI
              ADDITIONAL COVENANTS OF COMPANY AND THE STOCKHOLDER

     6.1 Approval of Company. Company will take all necessary action promptly and in full compliance with the applicable provisions of the CCL to obtain the approval and authorization of the Stockholder of the Merger on the terms and conditions set forth in this Merger Agreement. The Stockholder agrees to vote his shares of Company in favor of the Merger.

     6.2 Best Efforts. Company and the Stockholder will use their best efforts to cause to be satisfied as soon as practicable and prior to the Closing Date all of the conditions set forth in Article VIII to the obligation of Merger Sub and Parent to proceed with the Merger hereunder.

     6.3 Conduct of Business Pending the Closing. From and after the execution and delivery of this Merger Agreement and until the Closing Date, except as otherwise provided by the prior written consent of Parent:

         6.3.1 Company will conduct its business and operations in the ordinary course of business consistent with past practices, and Company will use its best efforts to (i) preserve its business organization intact; (ii) keep available to Company the services of its officers, employees, agents and distributors; and (iii) preserve its relationships with customers, suppliers, lenders, landlords and others having dealings with them.

         6.3.2 Company will maintain all of its properties in good repair, order and condition, reasonable wear and use excepted, and will maintain insurance of such types and in such amounts upon all of its properties and with respect to the conduct of its business as are in effect on the date of this Merger Agreement.

         6.3.3 Company will not (i) authorize or issue any shares of its capital stock (including shares held in the treasury) or any other securities or grant any option, warrant, or other right to acquire same; (ii) declare or pay any dividend or make any distribution on or with respect to its capital stock or other securities or purchase or redeem any of its capital stock or other securities; (iii) pay any bonus or increase the rate of compensation of any of its employees or enter into any new employment agreement or amend any existing employment agreement, other than in the ordinary course of business;
  (iv) sell or transfer any of its assets other than in the ordinary course of business or grant any Liens thereon; (v) make or obligate itself to make capital expenditures aggregating more than $5,000 other than in the ordinary course of business; (vi) incur any obligations or liabilities or enter into any transaction other than in the ordinary course of business; (vii) amend its certificate of incorporation or bylaws; (viii) waive any right of value; (ix) enter into any material amendment to any Lease or enter into any new lease of real property other than in the ordinary course of business; (x) incur any indebtedness; (xi) make or adopt any change in its accounting practice or policies; (xii) make any adjustment to its books and records other than in respect of the conduct of its business activities in the ordinary course during the period from the date hereof; or (xiii) make any loan or advance other than advances to employees in the ordinary course of business.

     6.4 Access to Properties and Records. From and after the execution and delivery of this Merger Agreement, Company will afford to representatives of Parent access, during normal business hours and upon reasonable notice, to its premises sufficient to enable Parent to inspect the Assets or the operation of its business, and Company will furnish to such representatives during such period all such information relating to the foregoing investigation as Parent may reasonably request; provided, however, that any furnishing of such information to Parent or Merger Sub and any investigation by Parent or Merger Sub, whether prior to or subsequent to the date hereof, shall not affect the right of Parent or Merger Sub to rely on the representations and warranties made by Company and the Stockholder in this Merger Agreement.

     6.5 No Other Discussions. From the date hereof until December 31, 1996 (the "Termination Date"), Company, the Stockholder and their respective affiliates, employees, agents or representatives, either alone or together, (i) will not initiate or encourage the initiation by others of discussions or negotiations with third parties or respond to (other than to decline interest in) solicitations by third parties relating to any merger, sale or other disposition of any substantial part of the capital stock or assets of Company,
(ii) will immediately notify Parent if any third party attempts to initiate any such solicitation, discussion or negotiation with any of their affiliates, employees, agents or representatives, and (iii) will not enter into any agreement with respect thereto with any third party.

     6.6 Retention of Company Shares. The Stockholder will not, prior to the Closing Date, sell, assign, transfer, pledge, encumber or otherwise dispose of any of the Shares (or any interest therein) nor grant any options or similar rights with respect to any of the Shares.

                                  ARTICLE VII
                 ADDITIONAL COVENANTS OF MERGER SUB AND PARENT

     7.1 Best Efforts. Merger Sub and Parent will use their best efforts to cause to be satisfied as soon as practicable and prior to the Closing Date all of the conditions set forth in Article IX to the obligation of Company and the Stockholder to proceed with the Merger hereunder.


                                  ARTICLE VIII
             CONDITIONS TO THE OBLIGATION OF MERGER SUB AND PARENT

     The obligation of Merger Sub and Parent to proceed with the Merger shall be subject to the fulfillment at or prior to the Closing Date of each of the following conditions:

     8.1 Accuracy of Representations and Warranties and Compliance with Obligations. The representations and warranties of Company and the Stockholder contained in this Merger Agreement shall have been true and correct at and as of the date hereof, and they shall be true and correct at and as of the Closing Date with the same force and effect as though made at and as of that time. Company and the Stockholder shall have performed and complied with all of their respective obligations required by this Merger Agreement to be performed or complied with at or prior to the Closing Date. Company and the Stockholder shall have delivered to Merger Sub and Parent a certificate, dated the Closing Date and signed by the President of Company and Stockholder, certifying that such representations and warranties were true and correct at and as of the date hereof, and are true and correct at and as of the Closing Date with the same force and effect as though made at and as of that time, and that all such obligations have been thus performed and complied with.

     8.2 Due Diligence Review. Parent shall have completed to its reasonable satisfaction a due diligence review of the business and operations of Company.

     8.3 No Material Adverse Changes or Destruction of Property. Between the date hereof and the Closing Date, (i) there shall have been no material adverse change in the condition, financial or otherwise, of Company, (ii) there shall have been no adverse federal, state or local legislative or regulatory change affecting in any material respect the services, products or business of the Company, and (iii) none of the properties and assets of the Company shall have been damaged by fire, flood, casualty, act of God or public enemy or other cause, regardless of insurance coverage for such damage, and there shall have been delivered to Merger Sub and Parent a certificate to that effect, dated the Closing Date and signed on behalf of Company by its President.

     8.4 No Adverse Litigation. There shall not be pending or threatened any action, suit, investigation or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit, invalidate or collect damages arising out of the Merger or any other transaction contemplated hereby, or which might affect the right of the Surviving Corporation to own, operate in their entirety, or control the Assets, and which, in the reasonable judgment of Parent, makes it inadvisable to proceed with the transactions contemplated hereby.

     8.5 Corporate Action. The directors and stockholder of Company shall have taken all corporate action necessary to effect the Merger, and Company shall have furnished Merger Sub and Parent with certified copies of resolutions duly adopted by its directors and Stockholder, in form and substance satisfactory to counsel for Parent, in connection with the foregoing.

     8.6 Corporate Certificates. Company and the Stockholder shall have delivered to Merger Sub and Parent (a) true, correct and complete copies of the articles of incorporation and bylaws of Company as in effect immediately prior to the Merger and (b) a certificate of good standing of Company issued by the Secretary of State of the State of California and each state in which Company is qualified to do business, in each case dated as of a reasonably recent date.

     8.7 Receipt of Necessary Consents. All necessary consents or approvals of third parties to any of the transactions contemplated hereby (including the consents identified on Schedule 4.2), shall have been obtained and shown by written evidence satisfactory to Parent. The form and substance of such consents shall be reasonably satisfactory to Parent.

     8.8 Execution and Filing of Certificate of Merger. Company shall have executed the Certificate of Merger (and any other documents required to be filed in connection with the Merger) and the Certificate of Merger shall have been filed with the Secretary of State of the State of California in accordance with the CCL.

     8.9 Completion of Initial Public Offering. The initial public offering of shares of Parent Common Stock ("IPO") shall have been consummated.

     8.10 Employment Agreement. Shareholder shall have executed and delivered an employment agreement in the form attached hereto as Exhibit A ("Employment Agreement").

     8.11 NetRight Agreement. Parent and Shareholder shall have entered into a stock purchase agreement in the form of Exhibit B attached hereto, pursuant to which Parent shall have purchased all of the stock of NetRight for One Dollar ($1.00) (the "NetRight Agreement").

     8.12 Lockup Agreement. Shareholder shall have executed the standard lockup agreement required by Parent's underwriters in connection with the IPO.

     8.13 Letter from Jackie McMullen. Jackie McMullen shall have executed and delivered a letter in the form of Exhibit C attached hereto confirming that she has no interest in any of the capital stock of the Company.

     8.14 Amendment of Leases. The Company and the applicable lessor or lessors shall have amended each of the following leases to provide that each such lease is terminable on 30 days' notice: (a) that certain Commercial Lease dated March 15, 1995, between Les Kent and Jackie McMullen as lessors, and the Company as lessee, for Suite 203, 60-98th Avenue, Oakland, California, (b) that certain Residential Lease commencing January 1, 1995, between Les Kent and Jackie McMullen as lessor and the Company as lessee, and (c) that certain Lexus Vehicle Lease commencing May 20, 1996 between Jackie McMullen as Lessor and the Company as lessee. In addition, the Commercial Lease referenced in (a) above shall have been amended to reduce the amount of rent payable thereunder from $5,000 per month to $4,000 per month.

                                   ARTICLE IX
            CONDITIONS TO OBLIGATIONS OF COMPANY AND THE STOCKHOLDER

     The obligations of Company and the Stockholder to proceed with the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

     9.1 Accuracy of Representations and Warranties and Compliance with Obligations. The representations and warranties of Merger Sub and Parent contained in this Merger Agreement shall have been true and correct at and as of the date hereof, and they shall be true and correct at and as of the Closing Date with the same force and effect as though made at and as of that time. Merger Sub and Parent shall have performed and complied in all material respects with all of their respective obligations required by this Merger Agreement to be performed or complied with at or prior to the Closing Date. Each of Merger Sub and Parent shall have delivered to Company a certificate, dated as of the Closing Date and signed by one of its senior officers, certifying that such representations and warranties were true and correct at and as of the date hereof, and are true and correct at and as of the Closing Date with the same force and effect as though made at and as of that time, and that all such obligations have been thus performed and complied with.

     9.2 Execution and Filing of Certificate of Merger. Merger Sub shall have executed the Certificate of Merger (and any other documents required to be filed in connection with the Merger) and the Certificate of Merger shall have been filed with the Secretary of State of the State of California in accordance with the CCL.

     9.3 Employment Agreement. Surviving Corporation shall have executed and delivered the Employment Agreement.


                                   ARTICLE X
                       CERTAIN ACTIONS AFTER THE CLOSING

     10.1 Execution of Further Documents. From and after the Closing, upon the reasonable request of Parent, the former officers of Company and the Stockholder shall execute, acknowledge and deliver all such further acts, deeds, bills of sale, assignments, transfers, conveyances, powers of attorney and assurances as may be requested to convey and transfer to and vest in the Surviving Corporation and protect its right, title and interest in all of the Assets, and as may be required or otherwise appropriate to carry out the transactions contemplated by this Merger Agreement.

     10.2  Employment of Company's Employees.

         10.2.1 The Stockholder shall use his best efforts to aid Parent and the Surviving Corporation in retaining such of the employees of Company as are employed on the Closing Date whom Parent and the Surviving Corporation desire to retain after the Closing Date. Except with the prior written consent of the Surviving Corporation, neither the Stockholder nor any affiliate of the Stockholder shall solicit or cause, directly or indirectly, to be solicited, nor attempt to induce, for a period of three years after the Closing Date, any person employed by Company on the Closing Date or at any time within 180 days prior to the Closing Date (unless such person was either not offered employment by the Surviving Corporation or was terminated by the Surviving Corporation): (i) to refuse an offer of employment from the Surviving Corporation (ii) if such an offer is accepted, to terminate his or her employment with the Surviving Corporation or (iii) to work, directly or indirectly, for any person other than Surviving Corporation. As used in this
  Section 10.2, the term "Affiliate" means, with respect to a specified person, any other person which directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified and, with respect to any natural person, shall include all persons related to such person by blood or marriage.

         10.2.2 The Surviving Corporation shall have no obligation to continue to employ any of the persons currently employed by Company or to continue, or institute any replacement or substitution for, any vacation, severance, incentive, bonus, profit sharing, pension or other employee benefit plan or program of Company.

     10.3  Restrictive Covenants.

         10.3.1 To assure that Parent will realize the value and goodwill inherent in Company, the Stockholder shall not:

         10.3.1.1 directly or indirectly, for a period of five years following the Closing Date (the "Restricted Period"), engage in or have any interest in any business, firm, person, partnership, corporation, limited liability company, or other entity (as an owner, shareholder, partner, manager, member, employee, agent, security holder, creditor, consultant or otherwise) that engages in any activity that is the same or similar to, or competitive with, any activity engaged in by Company or any of its Affiliates on the Closing Date, or by the Surviving Corporation or any Affiliate of the Surviving Corporation during the Restricted Period; provided that (a) the prohibition contained in this Section 10.3.1.1 shall not apply to any activity in which the Surviving Corporation permanently ceases to be engaged, and (b) provided that the ownership, beneficially or of record, of less than five percent (5%) of the outstanding shares of any class of stock of any issuer listed on a national securities exchange shall not be a breach of this Agreement.

         10.3.1.2 directly or indirectly, at any time following the Closing Date, divulge, communicate, use to the detriment of Parent or Surviving Corporation or the Affiliates of either of the foregoing, or for the benefit of any other business, firm, person, partnership, limited liability company or corporation, the confidential information, data, intellectual property or trade secrets of Company, including but not limited to those items identified on Schedule 4.23, and the business records, financial information and the customer, supplier and personnel information of Company.

         10.3.1.3 directly or indirectly, for a period of five years following the Closing Date: (i) induce any customer of Company at the Closing Date to patronize any business other than the Surviving Corporation or Parent similar to any of those described in Section 10.3.1.1; (ii) canvass, solicit or accept from any customer of Company at the Closing Date any business similar to any of those described in Section 10.3.1.1 other than on behalf of the Surviving Corporation or Parent; or (iii) request or advise any individual or entity which is a customer of Company at the Closing Date to withdraw, curtail or cancel any such customer's business with the Surviving Corporation or Parent.

         10.3.1.4 solicit (or employ or cause to be employed other than by the Surviving Corporation or Parent) employees of Company or any Affiliate or subsidiary of Company, directly or indirectly, for the purpose of enticing them to leave their employment with Company or Surviving Corporation, or any Affiliate or subsidiary of either of the foregoing.

         10.3.1.5 request or advise any individual or entity which is a supplier or vendor of Company at the Closing Date to withdraw, curtail or cancel any such supplier's or vendor's business with Company, Surviving Corporation or Parent.

         10.3.2 The Stockholder agrees and acknowledges that the restrictions contained in Section 10.3.1 have been specifically negotiated by sophisticated parties and agree that all such provisions are reasonable and necessary in territorial scope and in duration to adequately protect Parent and the Surviving Corporation after the Closing Date. If, however, any provision of
  Section 10.3.1, as applied to any party or to any circumstances, is adjudged by a court of competent jurisdiction to be invalid or unenforceable, the same will in no way affect any other provision of Section 10.3 or any other part of this Merger Agreement, the application of such provision in any other circumstances or the validity or enforceability of this Merger Agreement. If any such provision, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination will have the power to modify the duration and/or area of such provision, and/or to delete specific words or phrases, and in its modified form such provision will then be enforceable and will be enforced. It is further agreed that a breach or violation of any provision of Section 10.3.1 will result in immediate and irreparable injury to Parent and the Surviving Corporation and that money damages will be an inadequate remedy. Accordingly, in addition to such damages as Parent and the Surviving Corporation can demonstrate they have sustained by reason of such breach or violation, and in addition to any other remedy that Parent or the Surviving Corporation may have, Parent and the Surviving Corporation shall each be entitled to both temporary and permanent injunctive relief to enforce the specific performance of this Section 10.3.

         10.3.3 The period of time during which the Stockholder is prohibited from engaging in certain activities pursuant to the terms of this Section 10.3 shall be extended by the length of time during which the Stockholder is in breach of the terms of this Section 10.3.


                                   ARTICLE XI
                                INDEMNIFICATION

     11.1 Agreement by the Stockholder to Indemnify. The Stockholder shall indemnify and hold the Surviving Corporation and Parent harmless in respect of the aggregate of all Indemnifiable Damages (as herein defined) of the Surviving Corporation and Parent.

         11.1.1 "Indemnifiable Damages" of the Surviving Corporation or Parent means, without duplication, the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including related counsel and paralegal fees and expenses) incurred or suffered by the Surviving Corporation or Parent, on a pre-tax basis, to the extent (i) resulting from any breach of a representation or warranty of Company or the Stockholder in or pursuant to
  Article IV or elsewhere herein; (ii) resulting from any breach of the covenants or agreements of Company or the Stockholder in this Merger Agreement; (iii) resulting from any inaccuracy in any certificate delivered pursuant to Sections 8.1 or 8.3, or (iv) relating to Vision Network Systems.

         11.1.2 Without limiting the generality of the foregoing, with respect to the measurement of Indemnifiable Damages, each of Merger Sub and Parent shall have the right to be put in the same financial position as it would have been in had each of the representations and warranties of Company and the Stockholder been true and correct and had each of the covenants of Company and the Stockholder been performed in full.

         11.1.3 Each of the representations and warranties made by Company or the Stockholder in this Merger Agreement or pursuant hereto, shall survive the Closing, notwithstanding any investigation at any time made by or on behalf of Merger Sub, the Surviving Corporation or Parent.

     11.2 Agreement by Merger Sub and Parent to Indemnify. Merger Sub and Parent shall indemnify and hold harmless the Stockholder in respect of all Losses (as defined below) of the Stockholder. For this purpose, "Losses" of the Stockholder means, without duplication, the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including related counsel and paralegal fees and expenses) incurred or suffered by the Stockholder, (i) resulting from any breach of a representation or warranty of Merger Sub or Parent contained in Article V or elsewhere herein; (ii) resulting from any default in the performance of any of the covenants or agreements of Merger Sub or Parent in this Merger Agreement; or (iii) resulting from any inaccuracy in any certificate delivered pursuant to Section 9.1.


                                  ARTICLE XII
                             SECURITIES LAW MATTERS

    The Stockholder, the Surviving Corporation and Parent agree as follows with respect to the sale or other disposition of the Parent Common Stock by the Stockholder after the Closing:

    12.1 Disposition of Shares. The Stockholder represents and warrants that the Parent Common Stock is being acquired and will be acquired for his own account and will not be sold or otherwise disposed of except pursuant to (i) an exemption or exclusion from the registration requirements under the 1933 Act, which does not require the filing by Parent with the Securities and Exchange Commission ("Commission") of any registration statement, offering circular or other document, in which case the Stockholder shall first supply to Parent an opinion of counsel (which opinion of counsel shall be satisfactory to Parent) that such exemption or exclusion is available or (ii) a registration statement filed by Parent with the Commission under the 1933 Act.

    12.2 Legend. The certificates for the Parent Common Stock received shall bear the following legend:

         The Shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold, transferred or otherwise disposed of by the holder without an effective registration statement being filed under and pursuant to said Act or receipt of an opinion of counsel in form and substance satisfactory to the issuer that an exemption from registration is available.

and Parent may, unless a registration statement covering such shares is in effect, place stop transfer orders with its transfer agents with respect to such certificates.

    12.3 Registration Rights for Parent Common Stock. Parent has entered into a Registration Rights Agreement (the "Registration Rights Agreement") with the holders of its Parent Common Stock, a copy of which has been provided to the Company and the Stockholder, pursuant to which Parent has agreed, under certain circumstances, to register under the Securities Act of 1933, as amended, the shares of Parent Common Stock held by such holders. All capitalized terms used in this Section 12.3 and otherwise not defined in this Merger Agreement, have the meanings given to such terms in the Registration Rights Agreement.

    In the event that one or more Qualified Holders request that Registrable Securities be registered pursuant to Section 2.1(a) or Section 2.1(b) of the Registration Rights Agreement, Parent will deliver to Stockholder a written notice of such event (the "Registration Notice"). Stockholder shall have the right to include its shares of Parent Common Stock in the Registration Statement by delivering to Parent by the date specified in the Registration Notice (which shall be no less than 20 days following the delivery of such Registration Notice) a request to have its shares of Parent Common Stock included in such Registration Statement and a statement as to the number of shares of Parent Common Stock requested to be so included.

    Parent and Stockholder agree that by requesting inclusion of Parent Common Stock in a Registration Statement in accordance with the preceding paragraph, Stockholder will be bound by the provisions, and entitled to the benefits, of the Registration Rights Agreement applicable to such Registration Statement as if Stockholder were a Qualified Holder of Registrable Securities for the purposes of such Registration Statement; provided, however, that (a) Stockholder will not be considered to be a Qualified Holder under Section 2.1(c)(i)(B) of the Registration Rights Agreement or with respect to any actions to be taken under the Registration Rights Agreement by Majority Holders, and (b) Stockholder's registration rights shall be non-transferable.


                                  ARTICLE XIII
                                 MISCELLANEOUS

         13.1 Transaction Expenses; Brokers' Fees. The Stockholder shall pay all of the legal, accounting and other transaction expenses (including brokers' fees) incurred by the Stockholder or the Company in connection with the Merger and the other transactions contemplated hereby. The Stockholder shall indemnify and hold harmless Parent and the Surviving Corporation from any such expenses and from the commission, fee or claim of any person, firm or corporation employed or retained or claiming to be employed or retained by Company or the Stockholder to bring about, or to represent any of them in, the transactions contemplated hereby.

         13.2 Amendment and Modification. The parties hereto may amend, modify and supplement this Merger Agreement in such manner as may be agreed upon by them in writing.

         13.3  Termination.

             13.3.1 Anything to the contrary herein notwithstanding, this Merger Agreement may be terminated and the transaction contemplated hereby may be abandoned:

             (a) by the mutual written consent of Company (on behalf of itself and the Stockholder) and Parent (on behalf of itself and Merger Sub) at any time prior to the Closing Date;

             (b) by Parent at any time prior to the Closing Date if there shall be a pending or threatened action or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit or invalidate the Merger or any other transaction contemplated hereby, or which might affect the right of the Surviving Corporation to own, operate in their entirety or control the properties and assets of the Company or to conduct the business of Company and which, in the reasonable judgment of Parent, makes it inadvisable to proceed with the transaction contemplated by this Merger Agreement;

             (c) by Parent in the event of the material breach by Company or the Stockholder of any provision of this Merger Agreement, or by Company in the event of the material breach by Parent or Merger Sub of any provision of this Merger Agreement, which breach in either case is not remedied by the breaching party within 30 days after receipt of notice thereof from the terminating party; or

             (d)  by Parent if the IPO is not consummated by December 31, 1996.

         If this Merger Agreement is terminated pursuant to clause (a), (b) or
         (d) of this paragraph 13.3.1, no party shall have any liability for any costs, expenses, loss of anticipated profit or any further obligation for breach of warranty or otherwise to any other party to this Merger Agreement. Any termination of this Merger Agreement pursuant to clause
         (c) of this paragraph 13.3.1 shall be without prejudice to any other rights or remedies of the respective parties.

             13.3.2 The risk of any loss to the Assets and all liability with respect to injury and damage occurring in connection therewith shall be the sole responsibility of Company and Stockholder until the completion of the Closing. If any material part of the Assets shall be damaged by fire or other casualty prior to the completion of the Closing hereunder, Company shall so notify Parent and Parent shall have the right and option:

             (a) to terminate this Merger Agreement, without liability to any party hereto; or

             (b) to proceed with the Closing hereunder, in which event such casualty shall not constitute a breach by Company or the Stockholder of any representation, warranty or covenant in this Merger Agreement, and Parent and the Surviving Corporation shall be entitled to receive and retain the insurance proceeds arising from such casualty.

         13.4 Representations. Each party hereto expressly represents and warrants to all other parties hereto that (a) before executing this Merger Agreement, said party has fully informed itself or himself of the terms, contents, conditions and effects of this Merger Agreement; (b) said party has relied solely and completely upon its or his own judgment in executing this Merger Agreement; (c) said party has had the opportunity to seek the advice of counsel before executing this Merger Agreement; (d) said party has acted voluntarily and of its or his own free will in executing this Merger Agreement;
(e) said party is not acting under duress, whether economic or physical, in executing this Agreement; and (f) this Merger Agreement is the result of arm's-length negotiations conducted by and among the parties and their counsel.

         13.5 Binding Effect. This Merger Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

         13.6 Entire Agreement. This Merger Agreement, including the exhibits and schedules, contains the entire agreement of the parties hereto with respect to the Merger and the other transactions contemplated herein, and supersedes all prior understandings and agreements (oral or written) of the parties with respect to the subject matter hereof. The parties expressly represent and warrant that in entering into this Merger Agreement they are not relying on any prior representations made by any other party concerning the terms, conditions or effects of this Merger Agreement, which terms, conditions or effects are not expressly set forth herein. Any reference herein to this Merger Agreement shall be deemed to include the schedules and exhibits.

         13.7 Interpretation. When a reference is made in this Merger Agreement to an article, section, paragraph, clause, schedule or exhibit, such reference shall be to an article, section, paragraph, clause, schedule or exhibit of this Merger Agreement unless otherwise indicated. The headings contained herein and on the schedules are for reference purposes only and shall not affect in any way the meaning or interpretation of this Merger Agreement or the schedules. References to pronouns shall be deemed to include the masculine, feminine and neuter versions thereof. Whenever the words "include," "includes" or "including" are used in this Merger Agreement, they shall be deemed to be followed by the words "without limitation." Time shall be of the essence in this Merger Agreement.

         13.8 Execution in Counterparts. This Merger Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

         13.9 Notices. Any notice, consent, approval, request, acknowledgment, other communication or information to be given or made hereunder to any of the parties by any other party shall be in writing and (a) delivered personally, (b) sent by express delivery service, (c) sent by certified mail, postage prepaid or
(d) sent by facsimile, as follows:

If to Company or the Stockholder, addressed to:

                    Mr. Les Kent
                    Kent Consulting Group
                    2235 Melvin Road
                    Oakland, CA 94602
                    Telecopy:(510) 635-1601

If to Merger Sub or Parent, addressed to:

                    Allin Communications Corporation
                    300 Greentree Commons
                    381 Mansfield Avenue
                    Pittsburgh, PA  15220
                    Telecopy:  (412) 928-7715
                    Attention: Mr. Richard W. Talarico
    with a copy to:

                    Bryan D. Rosenberger, Esq.
                    Eckert Seamans Cherin & Mellott
                    600 Grant Street, 42nd Floor
                    Pittsburgh, PA  15219
                    Telecopy:  (412) 566-6099


Any party may change the address to which notices hereunder are to be sent to it by giving written notice of such change of address in the manner herein provided for giving notice. Any notice delivered personally shall be deemed to have been given on the date it is so delivered, any notice delivered by express delivery service or certified mail shall be deemed to have been given on the date it is received, and any notice sent by facsimile shall be deemed to have been given on the date it was sent (so long as the sender receives confirmation of transmission and a hard copy of such notice is sent by U.S. mail).

         13.10 Governing Law. Except for compliance with applicable merger laws, as specified herein, this Merger Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania applicable to contracts made and to be performed therein.

         13.11 Confidentiality; Publicity. Without the prior written consent of Parent, neither Company nor the Stockholder will, prior to the Closing Date, disclose the existence of or any term or condition of this Merger Agreement to any person or entity. No press release or other public announcement related to this Merger Agreement or the transactions contemplated hereby will be issued by Company, Stockholder or any Affiliates of the foregoing without the prior written approval of Parent. No press release or other public announcement related to this Merger Agreement or the transactions contemplated hereby will be issued by Parent without the prior approval of Company, except that Parent may make such public disclosure which it believes in good faith to be required by law or by the terms of any listing agreement with a securities exchange. In addition, Parent is specifically authorized to disclose and discuss this Agreement and the transactions contemplated hereby in a registration statement to be filed with the United States Securities and Exchange Commission in connection with the Initial Public Offering.

         13.12 Severability. If any term or other provision of this Merger Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Merger Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Merger Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

         13.13 Assignment. Neither this Merger Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.

         13.14 No Third-Party Beneficiaries. This Merger Agreement shall inure to the benefit of, be binding upon and be enforceable by and against, the parties hereto and their respective successors, heirs, personal representatives and permitted assigns, and nothing herein expressed or implied shall be construed to give any other person any legal or equitable rights hereunder.


         IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the day and year first above written.

                              KENT CONSULTING GROUP, INC.


                              By:
                                 --------------------------------------
                              Name:
                                   ------------------------------------
                              Title:
                                    -----------------------------------



                              -----------------------------------------
                              Les Kent


                              KENT ACQUISITION CORPORATION


                              By:
                                 --------------------------------------
                              Name:
                                   ------------------------------------
                              Title:
                                    -----------------------------------


                              ALLIN COMMUNICATIONS CORPORATION


                              By:
                                 --------------------------------------
                              Name:
                                   ------------------------------------
                              Title:
                                    -----------------------------------

          Pursuant to Regulation S-K, Item 601(b)(2), the following is a list briefly identifying the contents of omitted schedules to this exhibit:

          (a) 4.1.1 - Qualification in Foreign Jurisdictions; (b) 4.12 - Shareholder Information; (c) 4.2 - Consents; (d) 4.4 - Financial Statements; (e)
4.5 - Liabilities; (f) 4.7.1 - Owned Properties; (g) 4.7.2 - Leasehold Premises;
(h) 4.10 - Licenses and Permits; (i) Customer Information; (j) 4.12.1 - Insurance/Loan Agreements/Leases of Personal Property/Significant Agreements/Employees/Directors/Bank Accounts/Powers of Attorney; (k) 4.18.6 - Environmental Issues; (l) 4.18.7 - Prior Use of Owned Properties; (m) 4.23 - Intellectual Property; and (n) 4.25 - Names.

          Registrant agrees to furnish supplementally a copy of these schedules to the Securities Exchange Commission upon request.





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